Calculation of Filing Fee Tables

424B2
(Form Type)

S-3

Ally Financial Inc.

Table 1: Newly Registered and Carry Forward Securities

		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	[1]	Debt	5.400% Ally Financial Term Notes, Series A Due May 15, 2030	457(r)			6,661,000	0.0001531	$ 1,019.80

Fees Previously Paid
		Total Offering Amounts					6,661,000		$ 1,019.80
		Total Fees Previously Paid							$ 0.00
		Total Fee Offsets							$ 0.00
		Net Fee Due							$ 1,019.80

Offering Note

1 Calculated in accordance with the rule 457(r) under the Securities Act of 1933, as amended.